UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2013

Carter’s, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31829	13-3912933
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

The Proscenium,

1170 Peachtree Street NE, Suite 900

Atlanta, GA 30309

(Address of principal executive offices, including zip code)

(Registrant’s telephone number, including area code): (404) 745-2700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 29, 2013, Carter’s, Inc. (the “Company”) entered into a fixed dollar uncollared accelerated stock repurchase agreement (the “Uncollared ASR Agreement”) and a fixed dollar collared accelerated stock repurchase agreement (the “Collared ASR Agreement”), each with JPMorgan Chase Bank, National Association (“JPMorgan”) (together, the “Transactions”). The Company entered into the Transactions under the $700 million share repurchase authorization announced on August 22, 2013. In connection with the Transactions, JPMorgan is expected to purchase Company common stock in the open market.

The ASR Agreements

Under the Uncollared ASR Agreement, the Company will pay $300 million from cash on hand to JPMorgan to repurchase outstanding shares of Company common stock. Under the Collared ASR Agreement, the Company will pay $100 million from cash on hand to JPMorgan to repurchase outstanding shares of Company common stock. JPMorgan is expected to deliver approximately 4.2 million shares to the Company at inception of the Transactions and those shares will be retired upon receipt.

The specific number of shares that the Company will ultimately repurchase will be determined at the completion of the Transactions, based, generally, on the daily volume-weighted average share price of the Company’s common stock during a period of up to eight months, less an agreed discount, and with respect to the Collared ASR Agreement, subject to provisions that establish a minimum and maximum number of repurchased shares. Such minimum and maximum share numbers will be based, generally, on the daily volume-weighted average share price of the Company’s common stock over the period during which JPMorgan establishes an initial hedge position in respect of its obligations to deliver shares under the Collared ASR Agreement. JPMorgan may be required to make additional share deliveries under the Collared ASR Agreement after such initial hedge period and prior to final settlement pursuant to the Collared ASR Agreement. On final settlement of the Transactions, the Company may be entitled to receive additional shares of common stock, or under certain circumstances, be required to remit a settlement amount to JPMorgan, payable, at the Company’s option, in cash or common stock.

Each of the Uncollared ASR Agreement and Collared ASR Agreement contains the principal terms and provisions governing the relevant Transaction, including, but not limited to, the mechanisms to determine the number of shares that will be delivered, the required timing of delivery of the shares, the specific circumstances under which adjustments may be made to such Transaction, the specific circumstances under which such Transaction may be terminated prior to its scheduled maturity and various acknowledgements, representations and warranties made by the Company and JPMorgan to one another.

The Company will file copies of the Uncollared ASR Agreement and Collared ASR Agreement as exhibits to its Form 10-Q for its third fiscal quarter of 2013. The above summary is qualified in its entirety by reference to the agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARTER’S, INC.

By:	/s/ Irina Braude
	Name:	Irina Braude
	Title:	Deputy Counsel and Secretary

Date: August 29, 2013